EX. 24
POWER OF ATTORNEY

The undersigned hereby irrevocably appoints Joseph G. Mahler, Jerry D. Leitman, Jacqueline Perez-Ares or Ross M. Levine, or any of them, as my true and lawful attorney-in-fact to complete, sign and file Statements of Changes in Beneficial Ownership filed on Forms 4 pursuant to Section 16(a) of the Securities Exchange Act of 1934 with the U.S. Securities and Exchange Commission.

The undersigned hereby ratifies and confirms whatsoever my attorney-in-fact shall in my name or on my behalf do or purport to do by virtue, or in pursuance, of this Power of Attorney, and indemnifies and keeps my attorney-in-fact indemnified against all costs, claims, expenses, proceedings, obligations and liabilities incurred or suffered by my attorney by reason, directly or indirectly, of the exercise or purported exercise of any power confirmed on my attorney-in-fact hereunder.

This Power of Attorney may be revoked only in writing by the undersigned and shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF this Power of Attorney has been executed by the undersigned as of this 28th day of August, 2002.


Loeb Investors Co.  LXXV


By:  /s/Thomas L. Kempner

Name:   Thomas L. Kempner
Position:   General Partner